FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus dated April 13, 2016

Registration Statement No. 333-209025

Dated April 28, 2016

GLOBAL WATER RESOURCES, INC.

1,164,800 Shares

Issuer:	Global Water Resources, Inc. (the “Company”)

Symbol:	GWRS

Security:	Shares of Common Stock

Size:	1,164,800 Firm Shares

Over-allotment option:	174,720 Option Shares

Public offering price:	US$6.2500 per Share

Underwriting discounts and commissions:	US$0.4375 per Share

Net proceeds (excluding the over-allotment):	US$4.6 million (after deducting the underwriter’s discounts and commissions and estimated offering expenses payable by the Company)

Trade date:	April 28, 2016

Settlement date:	May 3, 2016

CUSIP No.:	379463 102

Underwriter:	Roth Capital Partners, LLC

The issuer has filed a registration statement (including a preliminary prospectus dated April 13, 2016) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it from Roth Capital Partners, LLC, Attention: Syndicate Department, 888 San Clemente Drive, Newport Beach, CA 92660, by telephone at 1-800-678-9147, by e-mail to rothecm@roth.com, by fax to (949) 720-7227. You may also access the most recent preliminary prospectus dated April 13, 2016 included in Amendment No. 2 to the registration statement via the following link: https://www.sec.gov/Archives/edgar/data/1434728/000119312516539865/d82352ds1a.htm

This communication should be read in conjunction with the preliminary prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.